Exhibit B

SUPPORT AND VOTING AGREEMENT

This SUPPORT AND VOTING AGREEMENT, dated as of June 26, 2019 (this “Agreement”), is by and among Cyrus Opportunities Master Fund II, Ltd., Crescent 1, L.P., CRS Master Fund, L.P. and Cyrus Select Opportunities Master Fund, Ltd. (each, a “Stockholder” and collectively, “Stockholders”), and Investcorp Credit Management US LLC (“Buyer”).

RECITALS

WHEREAS, each Stockholder is the record and beneficial owner of the number of shares of the common stock, par value $0.001 per share (the “Common Stock”), of CM Finance Inc, a Maryland corporation (the “Company”), set forth opposite its name on Exhibit A hereto (the “Shares,” together with any additional Shares or other voting securities of the Company of which such Stockholder acquires record or beneficial ownership after the date hereof, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares shall be such Stockholder’s “Covered Shares”);

WHEREAS, Stockholders executed and delivered to the Company that certain Irrevocable Proxy, dated as of February 5, 2014, relating to the Shares (the “Irrevocable Proxy”);

WHEREAS, Buyer, CMIP Holdings LP, an Affiliate of Stockholders, Stifel Venture Corp. (“Stifel”) and the other members of CM Investment Partners LLC, a Delaware limited liability company (the “Adviser”), propose to enter into, simultaneously herewith, an Interest Purchase Agreement (the “IPA”) which provides, among other things, that upon the terms and subject to the conditions contained therein, Buyer will purchase all of the interests in the Adviser owned by CMIP Holdings LP and Stifel;

WHEREAS, Investcorp BDC Holdings Limited, an Affiliate of Buyer (“Investcorp BDC” and together with Buyer, the “Investcorp Parties”), and the Company propose to enter into, simultaneously herewith, a Stock Purchase and Transaction Agreement (the “SP&TA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the SP&TA), which provides, among other things, that upon the terms and subject to the conditions contained therein, (i) a new Investment Advisory Agreement will be entered into by the Adviser and the Company at closing and (ii) Investcorp BDC will purchase a certain number of shares of Common Stock, both from the Company and third parties in open-market purchases;

WHEREAS, as a condition and inducement to the Investcorp Parties’ willingness to enter into the IPA and the SP&TA, respectively (together, the “Purchase Agreements” and each, a “Purchase Agreement”), and to proceed with the transactions contemplated thereby, Buyer and Stockholders are entering into this Agreement; and

WHEREAS, each Stockholder acknowledges that the Investcorp Parties (i) are entering into each of their respective Purchase Agreements in reliance on the representations, warranties, covenants and other agreements of such Stockholder set forth in this Agreement and (ii) would not enter into either Purchase Agreement in the absence of such Stockholder entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Buyer and Stockholders hereby agree as follows:

1.          Termination of Irrevocable Proxy.  Pursuant to and in accordance with Section 7.13 of the IPA and Section 7.06(b) of the SP&TA, at least ten Business Days prior to the Stockholder Meeting to be held in accordance with Section 7.02 of the SP&TA, the Company and Stockholders shall terminate the Irrevocable Proxy.

2.          Agreement to Vote:  Pre-Closing Period.  Each Stockholder hereby irrevocably and unconditionally agrees to vote, at the Stockholder Meeting and at any adjournment thereof, all of the Covered Shares:

(a)          in favor of the Company Stockholder Proposal and the proposal to adjourn the Stockholder Meeting, if necessary or appropriate, in order to allow the Company to solicit additional proxies with respect to the Company Stockholder Proposal; and

(b)          against, or otherwise not in favor of, any (i) Alternative Proposal, (ii) other proposals of any other Company Stockholder or (iii) other action, agreement, proposal or transaction that would reasonably be expected to impede, delay or prevent the approval of the Company Stockholder Proposal or any other transactions contemplated by the Purchase Agreements, or result in a breach of any representation, warranty, covenant or agreement of the Company under the SP&TA.

Stockholders acknowledge receipt of a copy of the SP&TA.

3.          Agreements Regarding Voting:  Post-Closing Period.  During the period from and after the Initial Closing until the earlier of:

(a)          the Adviser (or a successor thereof in which Buyer and its Affiliates own, in the aggregate, at least 50% of the equity interests) no longer serving as the investment adviser to the Company;

(b)          Buyer and its Affiliates no longer owning, in the aggregate, at least 50% of the equity interests in the Adviser (or a successor thereof that serves as investment adviser to the Company);

(c)          Stockholders and their Affiliates no longer owning, in the aggregate, at least 7.5% of the outstanding shares of the Common Stock;

(d)          the date, if any, on which Michael C. Mauer is no longer the Co-Chief Investment Officer of the Adviser due to his termination without cause by the Adviser, as “cause” is defined in the Adviser’s governing agreements or in any employment agreement between Michael C. Mauer and the Adviser; and

(e)          the second anniversary of the Initial Closing Date (such period, the “Restricted Period”),

Each Stockholder agrees that it shall, at any meeting of the Company Stockholders (whether annual or special and whether or not an adjourned or postponed meeting), however called, (i) appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum, and (ii) vote, or cause to be voted at such meeting, all Covered Shares (whether owned by such Stockholder or Affiliates of such Stockholder):

(A)          against, or otherwise not in favor of, electing one or more nominees to the Company Board proposed by a Company Stockholder in connection with a proxy contest;

(B)          against, or otherwise not in favor of, (1) terminating the Investment Advisory Agreement as then in effect between the Adviser (or a successor thereof) and the Company, and (2) a proposal to approve any investment advisory agreement between the Company and an adviser other than the Adviser (or a successor thereof or another adviser of which Buyer and its Affiliates own at least 50% of the equity interests); and

(C)          if put to a vote of the Company Stockholders, in favor of renewing or approving the Investment Advisory Agreement, as the same may be amended, between the Adviser (or a successor thereof) and the Company.

4.          Certain Covenants of Stockholder.  Each Stockholder hereby covenants and agrees that from and after the date hereof until the Termination Date (as defined below), such Stockholder shall not, and shall not authorize or permit any of its Affiliates to, directly or indirectly:

(a)          participate in the making of a written request of the Company Stockholders to call a special meeting of the stockholders to elect, remove or replace directors, to terminate the Investment Advisory Agreement or to vote upon any investment advisory agreement between the Company and an adviser other than the Adviser (or a successor thereof or another adviser of which Buyer and its Affiliates own at least 50% of the equity interests); or

(b)          grant any proxies or powers of attorney with respect to the Covered Shares, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares.

For the avoidance of doubt, nothing herein shall prohibit or restrict any Stockholder from rehypothecation of its Shares in connection with a bona fide lending transaction as long as such Stockholder does not relinquish its rights to vote the Shares in connection therewith.

5.          Transfers of Covered Shares.

(a)          After the date hereof until the date on which the Company Stockholder Proposal is approved by the Company Stockholders, each Stockholder hereby agrees to not, directly or indirectly, without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed), sell, assign, transfer, pledge, exchange, tender, encumber or otherwise dispose of (including by merger, consolidation or otherwise by operation of law) (“Transfer”), or consent to the Transfer of, or enter into any contract, option, call or other arrangement or understanding with respect to the Transfer of (including by merger, consolidation or otherwise by operation of law), any Covered Shares, other than to such Stockholder’s Affiliates (provided that, if not already a party hereto, such Affiliates agree to be bound by this Agreement with respect to such Transferred Covered Shares).

(b)          Any purported Transfer in violation of this Section 5 shall be void.

6.          No Inconsistent Agreements.  Each Stockholder covenants that it has not and will not (a) enter into any legally binding agreement that would restrict, limit or interfere in any material respect with the performance of such Stockholder’s obligations hereunder or (b) take action that would make any of its representations or warranties contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling it from performing its obligations under this Agreement.

7.          Termination.  This Agreement shall terminate upon the earlier of (a) the date of termination of either Purchase Agreement in accordance with its terms, (b) the date on which Buyer and Stockholders agree in writing to terminate this Agreement, (c) the expiration of the Restricted Period and (d) the entry into a definitive agreement between Stockholders and Buyer pursuant to which Buyer will acquire all of the Covered Shares from Stockholders (the earliest such date being referred to herein as the “Termination Date”).  Upon any such termination of this Agreement, this Agreement shall no longer be in force or effect and each party hereto shall be released and discharged from its obligations hereunder and shall have no liability to any other party hereto with respect to this Agreement or such obligations; provided, however, that no termination of this Agreement shall relieve any party hereto from any liability incurred by any other party hereto as a result of an intentional breach of a material term or condition of this Agreement prior to such termination.

8.          Representations and Warranties of Stockholders.  Each Stockholder hereby represents and warrants to Buyer, severally and not jointly, that such Stockholder is the record and beneficial owner of the Shares, free and clear of Liens other than as created by this Agreement, as created pursuant to applicable Law (including securities Laws) and pursuant to the Irrevocable Proxy.  Each Stockholder has sole voting power, sole power of disposition and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Shares with no limitations, qualifications or restrictions on such rights, subject to applicable Law (including securities Laws), the terms of this Agreement and the Irrevocable Proxy.  Other than the Shares, such Stockholder does not own beneficially or of record any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.  Other than pursuant to the Irrevocable Proxy, the Shares are not subject to any voting trust agreement or other contract to which such Stockholder is a party restricting or otherwise relating to the voting or Transfer (as defined below) of any Shares.

9.          Further Assurances.  From time to time, at the reasonable request of Buyer and without further consideration or the incurrence of any cost or expense on the part of Stockholders, each Stockholder shall take such further action as may be reasonably necessary to consummate and make effective the transactions contemplated by this Agreement.

10.          Amendment and Modification.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto and signed on behalf of each party hereto and otherwise as expressly set forth herein.

11.          Waiver.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.  Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

12.          Notices.  Each notice, request, demand or other communication under this Agreement will be in writing and will be deemed to have been duly given or made as follows:  (i) if sent by registered or certified mail in the United States, return receipt requested, then such communication will be deemed duly given and made upon receipt; (ii) if sent by nationally recognized overnight air courier (such as UPS or Federal Express), then such communication will be deemed duly given and made two Business Days after being sent; (iii) if sent by email before 5:00 p.m. (based on the time zone of the recipient) on any Business Day, then such communication will be deemed duly given and made when receipt is confirmed; (iv) if sent by email on a day other than a Business Day and receipt is confirmed, or if sent after 5:00 p.m. (based on the time zone of the recipient) on any Business Day and receipt is confirmed, then such communication will be deemed duly given and made on the Business Day following the date which receipt is confirmed; and (v) if otherwise personally delivered to a duly authorized representative of the recipient, then such communication will be deemed duly given and made when delivered to such authorized representative; provided that, in all cases, such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party will provide by like notice to the other parties to this Agreement:

if to Buyer, to:

c/o Investcorp Credit Management US LLC
280 Park Avenue, 36th Floor
New York, New York 10017
Attention:  Patrick Maloney
Email:  pmaloney@investcorp.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention:  William Rustum
Email:  wrustum@gibsondunn.com

if to Stockholders, to:

c/o Cyrus Capital Partners, L.P.
65 East 55th Street, 35th Floor
New York, New York 10022
Attention:  Svetoslav Nikov and Jennifer Pulick
Email:  snikov@cyruscapital.com and jpulick@cyruscapital.com with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036
Attention:  Ackneil M. Muldrow III
Email:  tmuldrow@akingump.com

13.          Entire Agreement.  This Agreement represents the entire understanding of the parties hereto with reference to the subject matter hereof and supersedes any and all other oral or written agreements heretofore or theretofore made.

14.          Governing Law.  All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to its rules of conflict of laws.

15.          Jurisdiction; WAIVER OF JURY TRIAL.  Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, any federal court sitting in the State of Delaware (the “Chosen Courts”) for any litigation arising out of or relating to this Agreement (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Chosen Courts and agrees not to plead or claim in any Chosen Court that such litigation brought therein has been brought in any inconvenient forum.  Each of the parties hereto agrees, (i) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and (ii) that service of process may also be made on such party in accordance with the notice provisions contained in Section 12 above.  Service made pursuant to (i) or (ii) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

16.          Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

17.          Enforcement.  Each party acknowledges and agrees that in the event of any breach of this Agreement, the other party would be irreparably and immediately harmed and could not be made whole by monetary damages.  It is accordingly agreed that, with respect to any such breach, (a) the non-breaching party shall be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to compel specific performance of this Agreement in any action as well as such damages as may be appropriate and (b) the breaching party will waive, in any action for specific performance, the defense of adequacy of a remedy at law and any requirement for the securing or posting of any bond in connection with any such action.

18.          Severability.  If any term, provision, covenant or restriction of this Agreement is held by a Chosen Court to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

19.          Counterparts.  This Agreement may be executed in two or more counterparts, including by facsimile or electronic transmission, which together shall constitute a single agreement.

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IN WITNESS WHEREOF, Buyer and Stockholders have caused to be executed or executed this Agreement as of the date first written above.

INVESTCORP CREDIT MANAGEMENT US LLC

By:	/s/ Gene Basov
Name: Gene Basov
Title: CFO

[Signature Page to Support and Voting Agreement - Cyrus]

CYRUS OPPORTUNITIES MASTER FUND II, LTD.

CRESCENT 1, L.P.

CRS MASTER FUND, L.P.

CYRUS SELECT OPPORTUNITIES MASTER FUND, LTD.

By:	Cyrus Capital Partners, L.P., as investment manager

	By:	/s/ ]David A. Milich
Name: David A. Milich
Title: Authorized Signatory

[Signature Page to Support and Voting Agreement - Cyrus]

Exhibit A

Stockholder	No. of Shares
Cyrus Opportunities Master Fund II, Ltd.	2,077,092
Crescent 1, L.P.	717,819
CRS Master Fund, L.P.	645,274
Cyrus Select Opportunities Master Fund, Ltd.	378,001
Total	3,818,186